Exhibit E – Code of Ethics

Pursuant to the requirements of Rule 17j-1 (under the Investment Company Act of 1940) and in order to protect against certain unlawful acts, practices and courses of business by certain individuals or entities related to the Valley Forge Fund (the "Fund"), the Fund hereby adopts the following Code of Ethics and procedures for implementing the provisions of the Code concerning the Management of Securities that the Fund considers for purchase or sale:

1.  As used in this Code of Ethics:

  a) "Access Person" means a Director, Officer, or Advisory Person (defined in b) below of the Fund;

  b) "Advisory Person" is a Fund employee who, in his or her regular functions or duties makes, relates to, participates in, or obtains information about purchase or sale of securities by the Fund.  Also, included are any natural persons in control relationships to the Fund who obtained information concerning recommendations made to the Fund with regard to the purchase or sale of any security;

  c) "Affiliated Person" is used as defined in Section 2 (a) (3) of the Securities Act of 1940;

  d) "Purchase or Sale of Securities" includes writing of an option to purchase or sell a Security;

  e) "Security" is used as defined in Section 3 (a) (10) of the Securities Act of 1940, as amended;

  f) "Portfolio Security" means any security that is being, or during the past 30 days has been, purchased or sold by the Fund or considered by the Fund for purchase or sale by the Fund;

  g) "Person" means a natural person, partnership, corporation, trust, estate, joint venture, business trust, association, cooperative, government (or any subdivision, branch or agency thereof), governmental entity, foundation, or other entity.

2.  Purchase and Sale Timing Rules:  No Director, Officer, Employee or other Affiliated Person or Access Person ("Covered Person") or any “Member of the Immediate Family” of any covered person (as defined in Section 2 (a) (19) of the Investment Company Act of 1940) shall purchase or sell Securities that are Portfolio Securities, Securities convertible into Portfolio Securities or options to purchase or sell Securities before such Portfolio Securities.

3.  Information Flow:

a) At each Board meeting, generally on the 3rd Tuesday of each even month, the Fund shall provide each Covered Person with copies of all Portfolio Securities and all Securities held as of  the end of the previous briefing ("Held Securities").

b) On the same day, each Covered Person shall provide the Fund with a list of the names and amounts of all Securities they and/or members of their immediate family purchased and/or sold that were either not  owned or owned by the Fund as of the date of the previous meeting.

4.  Disclosure of Information:  No Covered Person shall disclose, divulge or communicate to any person (other than another Covered Person) directly or indirectly, any "inside" information regarding the Fund and relating to Held Securities, Portfolio Securities or any completed or proposed transactions involving Held Securities and/or Portfolio Securities.

5. Investment Adviser: The Fund requires the Valley Forge Management Corp., its Investment Adviser that provides investment advice and clerical services and also acts as the Fund’s Transfer Agent, to adopt Codes of Ethics substantially identical to this Code with respect to the Fund's Portfolio Securities.

6. Compliance Example:  An example of compliance to the above code appears as a copy of the statements distributed to the Board of Directors at each meeting requiring their signature that is reviewed by the CCO for corrective action if any is required.

 A copy of the daily pricing sheet containing all of the Funds’ securities has the following at the bottom:

        Please sign one of the below statements

I or any affiliated persons to me have made no purchases and/or sales of securities that are the same or the equivalent of the Fund securities that have been purchased and/or sold since the last directors meeting.  You may retain this statement for storage in the Fund’s records.

/s                        .

    Director

I or any affiliated persons have made purchases and/or sales of securities that are the same or the equivalent of the Fund securities that have been purchased and/or sold since the last Directors meeting, You may retain this statement for storage in the Fund’s records.

/s                        .

   Director